UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(703) 287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Performance Share Program

On February 27, 2014, the Performance Compensation Subcommittee of the Compensation Committee of the Board of Directors (the “Committee”) of Iridium Communications Inc. (the “Company”) approved grants under the Performance Share Program (the “Program”), which provides for the grant of restricted stock units (“Awards”) under the terms of the Company’s 2012 Equity Incentive Plan (the “Plan”). The Compensation Committee established the Program to (i) focus key employees on achieving specific performance targets, (ii) reinforce a team-oriented approach, (iii) provide significant award potential for achieving outstanding performance, and (iv) enhance the ability of the Company to attract and retain highly talented and competent individuals. The Program provides that the Committee may grant Awards (referred to as “Maximum Awards”) to designated key employees, with each such Maximum Award representing a specified maximum number of shares of common stock that may ultimately be earned by each such employee under the Award. The Maximum Award is calculated by reference to the target award value (the “Target Award”). The Program contemplates that the Committee may establish criteria for determining the number of shares ultimately awarded (the “Actual Awards”), including (a) one or more performance goals of the type enumerated in the Plan that are calculated in a manner that would allow for deductibility under Section 162(m) of the Internal Revenue Code (“162(m) Performance Goals”), the satisfaction of which is a condition to some or all of the Maximum Award being earned, (b) other performance goals that may or may not be of the type specifically enumerated in the Plan which may form the basis for a determination by the Committee to reduce the award to the participant (“Other Performance Goals”), and (c) the performance period over which attainment of the 162(m) Performance Goals and Other Performance Goals is determined (the “Performance Period”). The Program also contemplates that the Committee may establish a vesting period over which the respective key employee must remain employed by the Company following the Performance Period in order to earn the shares underlying his or her Actual Award.

On February 27, 2014, the Committee approved Awards under the Program to be granted on March 1, 2014 to the Company’s principal executive officer, principal financial officer and other named executive officers, designated a 162(m) Performance Goal, an Other Performance Goal and a Performance Period related to such Awards and specified a vesting schedule for the Awards. These Awards specified a Target Award (and the related Maximum Award) for each of these executives as set forth in the following table. The Awards were approved with a specified dollar value and will be converted to an equivalent number of shares of common stock based on the closing price of the common stock on the grant date, rounded down to the nearest whole share.

Officer	Title	Target Award ($)	Maximum Award ($)
Matthew J. Desch	Chief Executive Officer	550,000	825,000
Thomas J. Fitzpatrick	Chief Financial Officer and Chief Administrative Officer	175,000	262,500
S. Scott Smith	Chief Operating Officer	175,000	262,500
Thomas D. Hickey	Chief Legal Officer	150,000	225,000
Bryan Hartin	Executive Vice President Sales and Marketing	150,000	225,000

The Actual Awards for each executive will be based on the level of achievement of the 162(m) Performance Goal, which is the growth of the Company’s average service revenue for 2014 and 2015, calculated in accordance with generally accepted accounting principles (“GAAP”), over the service revenue that was reported by the Company for 2013. The Actual Awards will be reduced to zero if the Company fails to achieve the Other Performance Goal specified by the Committee, which is the achievement of a specified average OEBITDA margin for 2014 and 2015. “OEBITDA margin” is OEBITDA expressed as a percentage of revenue. “OEBITDA” is defined as earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses and the impact of purchase accounting.

The Actual Award will vest as to 50% of the underlying shares when the Committee determines the Company’s level of achievement of the 162(m) Performance Goal and the Other Performance Goal, which would occur in the first quarter of 2016, and as to the remaining 50% on March 1, 2017, subject to continuous employment of the participant through such dates. If a change in control of the Company occurs before the date the Committee determines the Company’s level of achievement of the Performance Goal and Other Performance Goal, each participant will be credited with an Actual Award equal to the participant’s Target Award, and the Actual Award will remain subject to the same time-based vesting schedule with the first vesting date being March 1, 2016. Actual Awards and any shares issued thereunder are subject to recoupment from participants in accordance with any clawback policy that the Company is required to adopt pursuant to applicable laws.

The description of the Program contained herein is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Program and the Plan. A copy of the Performance Share Program is filed as Exhibit 10.1 and incorporated herein by reference. A copy of the form of Performance Share Award Grant Notice and Performance Share Award Agreement for use in connection with grants under the Program is filed as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Performance Share Program established under the Iridium Communications Inc. 2012 Equity Incentive Plan

10.2	Form of Performance Share Award Grant Notice and Performance Share Award Agreement for use in connection with the Performance Share Program established under the Iridium Communications Inc. 2012 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: March 3, 2014	By:	/s/ Matthew J. Desch
	Name:	Matthew J. Desch
	Title:	Chief Executive Officer